UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 20, 2009

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2009, LiveDeal, Inc. (the “Company”) announced certain management changes that have occurred in the Company over the past several months, including the appointment of a new Chief Financial Officer and the departure of the Company’s President and Chief Operating Officer.  Those events and certain other recent additions to the Company’s management are described below.

Departure of Gary Perschbacher as Chief Financial Officer

On January 9, 2009, Gary Perschbacher’s employment with the Company as Chief Financial Officer was terminated.  In connection with Mr. Perschbacher’s departure, he will receive a severance payment equal to three months of his current salary.

Departure of John Raven as President and Chief Operating Officer

On January 14, 2009, John Raven resigned as President and Chief Operating Officer of the Company, effective as of February 15, 2009. In connection with Mr. Raven’s departure, he will receive a severance payment equal to three months of his current salary.

Appointment of Rajeev Seshadri as Chief Financial Officer

Also effective January 9, 2009, Rajeev Seshadri was appointed as the Company’s new Chief Financial Officer.

From 2002 until 2008, Mr. Seshadri, 57, was CFO of UFC, Inc., a participant in the perimeter security industry.  Mr. Seshadri participated in leading UFC, Inc. from a start-up company to generating more than $25 million in annual sales through strategic acquisitions and organic growth.  Previously, Mr. Seshadri served twice as a principal of Chestnut Associates, a management services company, from 2000-2002 and 1991-1996; as CFO of Cybercsi.com, an Internet services company, from 1999-2000; and as CEO and CFO of Chinese Media Group, a media and publishing company, from 1996-1999.  Mr. Seshadri has extensive experience in administration, operations, marketing, corporate finance and mergers and acquisitions.  He was nominated for the Entrepreneur of the Year award in 1990 by Ernst & Young, Merrill Lynch and INC. magazine.  Mr. Seshadri holds an MBA degree, with distinction, from the University of Michigan (Ann Arbor), and a B.Tech. degree in Mechanical Engineering from IIT, Kanpur in India.  He is also a member of several professional organizations.

In connection with Mr. Seshadri’s appointment as Chief Financial Officer, he and the Company entered into an Employment Agreement (the “Employment Agreement”).  The Employment Agreement sets forth the terms and conditions of Mr. Seshadri’s employment as (i) Assistant to the Company’s Chief Executive Officer, which began on the effective date of the Employment Agreement, and (ii) Chief Financial Officer.  The Employment Agreement provides for a four-year employment term.

Pursuant to the Employment Agreement, Mr. Seshadri will be paid an annual salary of $215,000 and will be eligible to receive a bonus of up to $60,000 per year if the Company achieves certain performance targets established by the Company’s Board of Directors and/or its Compensation Committee.  Mr. Seshadri also is entitled to be granted an option to purchase 100,000 shares of the Company’s common stock under the Plan, which is subject to approval by the Company’s shareholders of an amendment to the Plan.  Twenty-five percent of the option award will vest on November 17, 2009, and the remainder will vest in equal increments over the subsequent 36 months.  Either 24 or 12 months of the award would immediately vest upon death, disability or a change of control of the Company (depending on whether or not Mr. Seshadri was retained in his position following the change of control).  If the Company terminates Mr. Seshadri’s employment prior to the end of his term of employment without cause (as defined in the Employment Agreement), Mr. Seshadri will be entitled to receive a severance payment equal to three months of his then-current salary.  The Employment Agreement also provides that the Company will reimburse Mr. Seshadri for reasonable business expenses and allows him to participate in its regular benefit programs.

Other Management Additions

The Company also announced the following recent additions to its management team:

●	Yishay Yovel, Vice President of Product Management, who joined the Company in October 2008;

●	Pamela Sziebert, Vice President of Marketing, who joined the Company in November 2008;

●	Dean Heistad, Vice President of Technology Strategy, who joined the Company on January 5, 2009; and

●	Ruben Atchison, Director of Search Engine Marketing, who joined the Company in December 2008.

On January 20, 2009, the Company issued a press release to announce the management transition and additions described above. A copy of that press release is included as Exhibit 99.1 to this Current Report on form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release issued by LiveDeal, Inc. on January 20, 2009, entitled “LiveDeal Announces Management Transition and Additions”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: January 20, 2009	/s/ Michael Edelhart
Michael Edelhart
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by LiveDeal, Inc. on January 20, 2009, entitled “LiveDeal Announces Management Transition and Additions”